Exhibit 99.1

Newtek Business Services Corp. Reports First Quarter 2015 Financial Results

Adjusted Net Investment Income of $0.51 per share

Dividend Forecast for Second Quarter 2015 of Approximately $0.47 per Share; a 20%

Increase Over the First Quarter Dividend of $0.39 per Share

New York, N.Y. - May 7, 2015 - Newtek Business Services Corp. (NASDAQ: NEWT), an internally managed business development company (“BDC”), announced today its financial results for the quarter ended March 31, 2015. Since the quarter ended March 31, 2015 represents the first full quarter the Company is reporting as a BDC, there are no comparable prior-period BDC results.

First Quarter 2015 Financial Highlights

•	Net asset value (“NAV”) equaled $169.6 million, or $16.61 per share, at March 31, 2015, a 1.9% increase from the NAV of $166.4 million, or $16.31 per share, at December 31, 2014.

•	Adjusted net investment income[1] was $5.2 million, or $0.51 per share, which includes short-term capital gains from the sale of the guaranteed portions of SBA 7(a) loans; a reoccurring event.

•	Total investment income was $4.8 million.

•	Expect to fund between $240 million and $280 million of SBA 7(a) loans in 2015, which represents an approximate 29% increase over 2014.

•	At March 31, 2015 the Company’s:

•	Total investment portfolio was $234.2 million.

•	Debt-to-equity ratio was approximately 79.9%.

•	Asset coverage ratio was approximately 225.2%.

Dividend Distributions

•	On April 13, 2015, the Company paid the first quarter cash dividend of $0.39 per share, which was $0.01 per share higher than previously forecasted, and represents 76.5% of the first quarter 2015 adjusted net investment income.

•	Increased the 2015 annual cash dividend forecast to approximately $1.82[2] per share, $0.01 per share higher than previously forecasted.

•	Anticipate second quarter dividend of approximately $0.47[2] per share; a 20% increase over the first quarter dividend of $0.39 per share.

•	Plan to declare and pay a special one-time dividend during 2015, which will be a distribution of prior C-corp earnings and profits and is expected to consist of a combination of Newtek’s common stock and cash[2].

[1]	Adjusted net investment income (loss) = Net investment income (loss) + Net realized gains.
[2]	Amount and timing of dividends, if any, remain subject to the discretion of the Company’s board of directors.

Barry Sloane, Chairman, President and Chief Executive Officer commented, “We are proud to report such strong results for our first full quarter reporting as a BDC. We view the adjusted net investment income of $0.51 per share and the approximate 1.9% growth in our NAV, to $16.61 per share at March 31, 2015 from $16.31 per share at December 31, 2014, as a testament to the ongoing success of our business model. While we believe that our first quarter results were strong, we have historically experienced stronger bottom-line performance in the second half of the year and expect to experience a similar trend this year. For each of the full years of 2011 through 2013, our bottom-line results on average in the second half of the year have comprised 60% of total full year earnings due to seasonality. That said, we look forward to a prosperous year and are optimistic about our ability to grow our dividend and NAV from this point forward.”

Mr. Sloane continued, “We are pleased to report that we paid our first quarter dividend from adjusted net investment income illustrating the capability of our business model to generate a cash flow that can pay our anticipated regular quarterly cash dividend. On April 13, 2015, we paid our first quarter cash dividend of $0.39 per share, which was higher than our forecasted $0.38 per share, and only 76.5% of our first quarter 2015 adjusted net investment income of $0.51 per share. We currently expect our dividend for the second quarter of 2015 to be approximately $0.47 per share. In addition, we have increased our full year 2015 annual dividend forecast by $0.01, to $1.82 per share. We anticipate continuing to deliver attractive returns to our shareholders. As such, our forecasted regular dividend for the full year of 2015 together with our anticipated special dividend, which will be paid in 2015, are expected to deliver double-digit returns.”

Mr. Sloane concluded, “It is our intention to leverage the equity in our portfolio companies and we hope to continue to expand our growth and recognition as a BDC. Specifically, we expect to continue the steady but prudent growth of our lending platform maintaining strict underwriting guidelines and hence the credit quality of our loans. We believe that our adherence to such guidelines has enabled us to build a well-balanced loan portfolio of senior-secured floating-rate loan participation certificates with an average loan balance of approximately $175,000. In the first quarter of 2015, we realized a diminutive amount of losses totaling approximately $47,000 against our total loan portfolio. Additionally, we will proactively look to acquire companies that fit the business service footprint of our portfolio companies, with the goal to increase the total valuation of these businesses to exceed the current 27.8% of our total asset base. Furthermore, we have recently added key senior personnel to our management team including Gary Taylor, President and Chief Operating Officer of Newtek Business Credit; John Raven, Chief Operating Officer of Newtek Technology Solutions; Michael Campbell, Chief Credit Officer and Chief Risk Officer of Newtek Merchant Solutions and Dean Choksi, Treasurer and Senior Vice President of Finance. We believe that their seasoned experience and expertise in their respective areas will support our organization and help accomplish our growth initiatives.”

Investor Conference Call and Webcast

A conference call to discuss first quarter 2015 results will be hosted by Barry Sloane, Chairman, President and Chief Executive Officer, and Jennifer Eddelson, Executive Vice President and Chief Accounting Officer, today, Thursday, May 7, 2015 at 4:15pm EDT. The live conference call can be accessed by dialing (877) 303-6993 or (760) 666-3611.

A live audio webcast of the call and the corresponding presentation will be available in the ‘Events & Presentation’ section of the Investor Relations portion of Newtek’s website at http://investor.newtekbusinessservices.com/events.cfm. A replay of the webcast with the corresponding presentation will be available on Newtek’s website shortly following the live presentation.

Use of Non-GAAP Financial Measures

In evaluating its business, Newtek considers and uses adjusted net investment income as a measure of its operating performance. Adjusted net investment income includes short-term capital gains from the sale of the guaranteed portions of SBA 7(a) loans, which is a reoccurring event. The Company defines Adjusted net investment income (loss) as Net investment income (loss) + Net realized gains.

About Newtek Business Services Corp.

Newtek Business Services Corp., The Small Business Authority®, is an internally managed BDC, which along with its controlled portfolio companies, provides a wide range of business services and financial products under the Newtek® brand to the small- and medium-sized business (“SMB”) market. Since 1999, Newtek has provided state-of-the-art, cost-efficient products and services and efficient business strategies to over 100,000 SMB accounts across all 50 States to help them grow their sales, control their expenses and reduce their risk.

Newtek’s products and services include: Business Lending, Electronic Payment Processing, Managed Technology Solutions (Cloud Computing), eCommerce, Accounts Receivable Financing, The Secure Gateway, The Newtek Advantage™, Insurance Services, Web Services, Data Backup, Storage and Retrieval and Payroll.

The Small Business Authority® is a registered trade mark of Newtek Business Services Corp., and neither are a part of, or endorsed by the U.S. Small Business Administration.

Note Regarding Forward Looking Statements

This press release contains certain forward-looking statements. Words such as “believes,” “intends,” “expects,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward-looking statements. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the plans, intentions and expectations reflected in or suggested by the forward-looking statements. Such risks and uncertainties include, among others, intensified competition, operating problems and their impact on revenues and profit margins, anticipated future business strategies and financial performance, anticipated future number of customers, business prospects, legislative developments and similar matters. Risk factors, cautionary statements and other conditions, which could cause Newtek’s actual results to differ from management’s current expectations, are contained in Newtek’s filings with the Securities and Exchange Commission and available through http://www.sec.gov/

SOURCE: Newtek Business Services Corp.

Investor Relations

Contact: Jayne Cavuoto

Telephone: (212) 273-8179 / jcavuoto@thesba.com

Public Relations

Contact: Simrita Singh

Telephone: (212) 356-9566 / ssingh@thesba.com

NEWTEK BUSINESS SERVICES CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF NET ASSETS AND LIABILITIES

(In Thousands, except for Per Share Data)

	March 31, 2015	December 31, 2014
	(Unaudited)
ASSETS
Investments, at fair value
SBA unguaranteed non-affiliate investments (cost of $138,811 and $131,090, respectively; includes $122,194 and $120,990, respectively, related to securitization trust VIE)	$128,551	$121,477
Affiliate investments (cost of $17,965 and $18,065, respectively)	84,899	77,499
SBA guaranteed non-affiliate investments (cost of $12,993 and $28,058, respectively)	14,724	31,486
Investments in money market funds (cost of $6,000 and $3,000, respectively)	6,000	3,000

Total investments at fair value	234,174	233,462
Cash and cash equivalents	8,593	17,813
Restricted cash	17,246	15,389
Broker receivable	12,959	—
Due from related parties	4,049	3,190
Servicing assets, at fair value	10,363	9,483
Credits in lieu of cash	1,889	2,229
Other assets (includes $2,458 and $2,550, respectively, related to securitization trust VIE)	15,702	20,266

Total assets	$304,975	$301,832

LIABILITIES AND NET ASSETS
Liabilities:
Notes payable	$42,697	$43,023
Notes payable - Securitization trust VIE	76,945	79,520
Dividends payable	3,985	—
Due to related parties	2,720	2,867
Notes payable in credits in lieu of cash	1,889	2,229
Accounts payable, accrued expenses and other liabilities	7,173	7,775

Total liabilities	135,409	135,414

Commitments and contingencies
Net Assets:
Preferred stock (par value $0.02 per share; authorized 1,000 shares, no shares issued and outstanding)	—	—
Common stock (par value $0.02 per share; authorized 54,000 shares, 10,206 issued and outstanding at March 31, 2015 and December 31, 2014, respectively, not including 17 shares held in escrow)	205	205
Additional paid-in capital	162,662	165,532
Distributions in excess of net investment income	(8,984)	(2,523)
Net unrealized appreciation on investments	7,389	2,609
Net realized gains on investments	8,294	595

Total net assets	169,566	166,418

Total liabilities and net assets	$304,975	$301,832

Net asset value per common share	$16.61	$16.31

NEWTEK BUSINESS SERVICES CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(In Thousands, except for Per Share Data)

	As a Business Development Company	Prior to becoming a Business Development Company
	Three Months Ended March 31, 2015	Three Months Ended March 31, 2014
Investment income:
From non-controlled/non-affiliate investments
Interest income	$2,125	$—
Servicing income	1,043	—
Other income	395	—

Total investment income from non-controlled/non-affiliate investments	3,563	—
From controlled/affiliate investments
Interest income	88	—
Dividend income	1,087	—
Other income	12	—

Total investment income from controlled/affiliate investments	1,187	—

Total investment income	4,750	—

Operating revenues:
Electronic payment processing	$—	$21,527
Web hosting and design	—	3,987
Premium income	—	5,137
Interest income	—	1,561
Servicing fee income – NSBF portfolio	—	832
Servicing fee income – external portfolios	—	1,793
Income from tax credits	—	13
Insurance commissions	—	385
Other income	—	852

Total operating revenues	—	36,087
Net change in fair value of:
SBA loans	—	(1,266)
Credits in lieu of cash and notes payable in credits in lieu of cash	—	1

Total net change in fair value	—	(1,265)

Expenses:
Electronic payment processing costs	—	18,362
Salaries and benefits	3,023	6,478
Interest	1,356	1,636
Depreciation and amortization	85	855
Provision for loan losses	—	(205)
Other general and administrative costs	2,762	5,480

Total expenses	7,226	32,606

Net investment loss before excise tax	(2,476)	—

Provision for excise tax	—	—

Net investment loss	(2,476)	—
Net realized and unrealized gain (loss):

	As a Business Development Company	Prior to becoming a Business Development Company
	Three Months Ended March 31, 2015	Three Months Ended March 31, 2014
Net realized gain on non-affiliate investments	7,699	—
Net unrealized depreciation on SBA guaranteed non-affiliate investments	(1,698)	—
Net unrealized depreciation on SBA unguaranteed non-affiliate investments	(666)	—
Net unrealized appreciation on affiliate investments	7,500	—
Net unrealized depreciation on servicing assets	(356)	—

Net realized and unrealized gains	12,479	—

Income before income taxes	—	2,216

Net increase in net assets	$10,003	$—

Provision for income taxes	—	849

Net income	—	1,367
Net loss attributable to non-controlling interests	—	24

Net income attributable to Newtek Business Services Corp.	$—	$1,391

Weighted average common shares outstanding:
Basic	—	7,086

Diluted	—	7,677

Basic income per share	$—	$0.20

Diluted income per share	$—	$0.18

Net increase in net assets per share	$0.98	$—

Net investment loss per share	$(0.24)	$—

Weighted average shares outstanding	10,206	—

NEWTEK BUSINESS SERVICES CORP. AND SUBSIDIARIES

ADJUSTED NET INVESTMENT INCOME RECONCILIATION

($ in Thousands)

		Per Share
Net investment loss	$(2,476)	$(0.24)
Net realized gain on non-affiliate investments	7,699	0.75

Adjusted net investment income	$5,223	$0.51